Exhibit 10.19

FIRST AMENDMENT TO THE
PREMISES LEASE AND USE AGREEMENT

THIS FIRST AMENDMENT TO THE PREMISES LEASE AND USE AGREEMENT (the “First Amendment”) is made by and among the THE GREATER ORLANDO AVIATION AUTHORITY, a public and governmental body created as an agency of the City, existing under and by virtue of the laws of the State of Florida, whose mailing address is One Jeff Fuqua Boulevard, Orlando, Florida 32827-4399 (the “Authority”), and ALL ABOARD FLORIDA - OPERATIONS LLC, a Delaware limited liability company authorized to conduct business in Florida, whose mailing address is 2855 LeJeune Road, 4th Floor, Coral Gables, Florida, 33134 (“Rail Company”).

W I T N E S S E T H :

WHEREAS, the Authority and Rail Company entered into that certain Premises Lease and Use Agreement (the “Agreement”) with an effective date of January 22, 2014; and

WHEREAS, pursuant to an agreement dated September 27, 1976, as amended, with the City, City Document Number 13260-1, the Authority controls, operates, and maintains an airport in Orange County, State of Florida, known as Orlando International Airport (hereinafter referred to as the “Airport”); and

WHEREAS, the Parties desire to amend the Agreement to recognize that the Authority will install and maintain certain improvements, including the HVAC air handler and chilled water lines at Rail Company’s expense.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged, the parties hereto covenant and agree as follows:

1.          Recitals. The foregoing recitals are true and correct and are hereby incorporated as covenants and agreements and are made a part hereof.

2.          Definitions. Capitalized terms shall have the meaning ascribed to them in the Agreement unless modified herein.

3.          Article 3: Premises. Section 3.01(2) of the Article 3 of the Agreement entitled Premises is hereby amended by deleting it in its entirety and replacing same with the following:

3.01(2) As of the Effective Date, the Premises depicted on Exhibit “B” is conceptual. Upon completion of the design for the Rail Station Building (which shall be accomplished by the parties working together in good faith acting reasonably and as contemplated in Section 5.01 below), the parties agree to substitute a revised Exhibit “B” to depict the Premises that will be constructed which will supplement the square footage in the prior paragraph and shall be used to calculate the Rent. Any changes to the Premises, except as set forth herein, shall be evidenced by an amendment to this Agreement.

City Council Meeting: 9/29/14
Item: J-3 Documentary: 140929J0B

4.         Article 5: Rail Station Building Design. Section 5.01(3) of Article 5 of the Agreement entitled Design Coordination is hereby amended by deleting it in its entirety and replacing the same with the following:

5.01(3) The Authority shall provide its design plans and specifications for the Rail Station Building (including the improvements described in Section 5.01(5) and 5.01(6)) to the Rail Company at thirty percent (30%), sixty percent (60%), ninety-five percent (95%) and one hundred percent (100%) completion for the Rail Company’s review and approval, which shall not be unreasonably withheld. Any comment must be provided with specificity and shall be submitted to the Authority within fifteen (15) business days of receipt of plans and specifications. If the comment relates to the Premises or impacts the Rail Project, the parties shall meet to resolve the comments to Rail Company’s reasonable satisfaction. Any comments from Rail Company regarding items that do not impact the Rail Project or the Premises are strictly informational and the Authority may choose, in its sole discretion, not to incorporate the same.

5.          Article 5: Rail Station Building Design. Article 5 of the Agreement entitled Design Coordination is hereby amended by adding the following subsections:

5. The Authority, at the sole cost and expense of the Rail Company, shall design the Rail Station Building to include the air handlers and associated equipment that will serve the Premises, which handlers and equipment shall be located in the Authority’s common equipment room at level 4. Further, upon receipt of funds for same from the Rail Company pursuant to Section 6.02(1), the Authority shall complete the installation of such air handlers and associated equipment into its common equipment room as part of the Rail Station Building. Because the funding of the HVAC design must occur prior to satisfaction of the Escrow Conditions, the obligation of the Rail Company to fund the cost of the design is set forth in that certain Embankment Funding Agreement of even date herewith entered into by and between the Authority, Rail Company and joined by the City (the “Embankment Funding Agreement”).

6. The Authority, at the Rail Company’s sole cost and expense, shall design the Rail Station Building to include the primary infrastructure for the following services inside the Premises for use by Rail Company and, subject to the approval and funding of the same pursuant to the Early Work Funding Agreement, the Authority shall install the infrastructure for same as part of the Rail Station Building: HVAC, electrical, plumbing, fire protection, fire alarm and telephone/communications/information technology. To facilitate the Authority’s completion of the design of such systems as part of the Rail Station Building, the Rail Company shall provide the information needed by the Authority to coordinate design loads required for such systems. Subject to funding pursuant to the Embankment Work Funding Agreement, the Authority shall, at Rail Company’s expense, complete the procurement and installation of the infrastructure for such systems, including the following, as part of the Rail Station Building (the “Primary Infrastructure Work”):

HVAC
-	Air handlers and associated equipment referenced in Section 5.01(5) and the supply/return air ducts stubbed to Premises and connected to such equipment.
-	Toilet and general exhaust fans – located outside the Rail Company’s Premises – with ductwork stubbed to Premises
-	Chilled water supply return piping to be stubbed to the perimeter of the Premises on level 1 (baggage handling) with valves to allow extension

Electrical
-	Conduit home runs and wire from main gear room to Premises – both at level 4 and at level 1.
-	Termination at disconnect or other suitable/code compliant device allowing Rail Company to install panels and downstream electrical distribution within Premises.

Plumbing
-
In-slab rough-in of sanitary piping and fittings – with below slab sanitary piping, based on layout and fixture specifications provided by Rail Company, with it being understood that no plumbing is anticipated at level 1 of the Premises

-
Cold water stub-in of minimum size of 1” with hot water at Premises to be provided by Rail Company unless a hot water loop is being provided in the Rail Station Building or Terminal Complex, in which case hot water should also be stubbed into the Premises.

-	Plumbing vent piping through roof with stub-in to Premises at locations identified by Rail Company

Fire Protection
-	Code compliant sprinkler distribution within Premises, located as close to ceiling as practical, at both levels 1 and 4

Fire Alarm
-	Stub-in of adequate number of conduits to serve Premises, with home run wiring from junction boxes connected to Authority’s master fire alarm system, at both level 1 and 4
-	To the extent that the master fire alarm system requires isolated zones for the Premises, the Authority will make provisions for the same in its equipment.

Telephone/Communications/Information Technology (IT)
-	Conduit stubs into Premises at both Ground floor and levels 1 and 4 Premises areas for connectivity of Rail Company
-	Interconnection of Premises at levels 1 and 4, empty conduit with pull string to allow internal IT connectivity of the Premises.

Because the funding of the Primary Infrastructure design and installation must occur prior to satisfaction of the Escrow Conditions, the obligation of the Rail Company to fund the costs are set forth in the Embankment Funding Agreement.

6.          Article 6: Improvements. Section 6.02 of Article 6 of the Agreement entitled Improvements to be Constructed by Rail Company is hereby amended by deleting it in its entirety and replacing the same with the following:

6.02(1) Rail Company shall be responsible for undertaking at its own cost and expense the installation of all Improvements, fixtures, furnishings, signage, trade fixtures and equipment necessary to conduct their operations at the Premises, including, but not limited to, all interior and exterior, if any, finishes, counter shelving, cabinets, display cases, air conditioning and heating ductwork, fan coils and variable volume controllers, lighting, communication and power fixtures, all wiring, accessories and panels required to bring power from the main electrical panel, and any water piping, control and drainage facilities (if the same are required for its operations on the Premises). Additionally, the Rail Company shall be responsible for funding the costs reasonably and necessarily incurred by the Authority to purchase air handlers and chilled water piping to be installed by the Authority for heating and air conditioning throughout the Premises. Said funding shall be payable to the Authority pursuant to that certain Embankment Funding Agreement. Air handlers, and/or fan coils shall be controlled by space temperature sensors and microzone controllers (HVAC suppliers utilize microflow controllers) provided by the Rail Company tied to the building automation system that will be required by the Authority. The Rail Company shall at its expense provide the necessary hardware and installation to connect their electrical services to the Authority’s automation system. (Terminal units shall be controlled by Rail Company provided thermostats that are interlocked to close when the associated air handler is shut down). To ensure construction of first class facilities in the public areas of the Premises, the Rail Company agrees to utilize finishes that are comparable in quality and cost to the Public Space finishes installed by the Authority in the Rail Station Building, which Public Space finishes are described in Exhibit “D” attached hereto and incorporated herein by this reference. In addition, to avoid ambiguity between the base building and shell improvements being made by the Authority to the Rail Station Building and the Improvements that will be required to be made by Rail Company, Exhibit “E” attached hereto and incorporated herein by this reference sets forth a description of the base building and shell improvements being made by the Authority to the Rail Station Building.

7.          Article 9: Operation and Maintenance of the Airport: Section 9.01 (6) of Article 9 of the Agreement entitled Obligations of the Authority is hereby amended by deleting it in its entirety and replacing the same with the following:

9.01(6) To the extent the Authority is requested to make repairs or otherwise maintain Rail Company’s Premises, the Authority shall charge Rail Company a reasonable cost for such service (including both time and materials), which cost Rail Company shall pay promptly upon of the Rail Company’s receipt of an invoice therefor, with it being understood that the Authority shall maintain the air handlers and associated air conditioning and heating equipment serving the Premises and located in the Authority’s equipment room and shall charge Rail Company therefor pursuant to this Section.

[SPACE LEFT INTENTIONALLY BLANK]

[SIGNATURES PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have each caused this First Amendment to be executed by its authorized representative on the date so indicated below.

“GOAA”
GREATER ORLANDO AVIATION AUTHORITY
ATTEST:
	By:	/s/ Phillip N. Brown, A.A.E.,
/s/ Dayci S. Burnette-Snyder,		Phillip N. Brown, A.A.E.,
Dayci S. Burnette-Snyder,		Executive Director
Assistant Secretary
Date: 9/25/, 2014

APPROVED AS TO FORM AND LEGALITY this 25th day of September 2014, for the use and reliance by the GREATER ORLANDO AVIATION AUTHORITY, only.

Marchena and Graham, P.A., Counsel.

	By:	/s/ Marchena and Graham, P.A.
Marchena and Graham, P.A.

TWO WITNESSES:

/s/ Rose N. Rodriguez
Printed Name:	Rose N. Rodriguez

/s/ Veronica Badden
Printed Name:	Veronica Badden

STATE OF FLORIDA	)
COUNTY OF ORANGE	)

Before me, the undersigned authority, duly authorized under the laws of State of Florida to take acknowledgments, this day personally appeared Phillip Brown and Dayci S. Burnette-Snyder respectively Executive Director and Deputy Director of the Greater Orlando Aviation Authority, who are personally known to me to be the individuals and officers described in and who executed the foregoing instrument on behalf of said Greater Orlando Aviation Authority, and severally acknowledged the execution thereof to be their free act and deed as such officers and that they were duly authorized so to do.

In witness whereof, I have hereunto set my hand and official seal at Orlando, in the County of Orange, State of Florida this 25th day of September, 2014.

/s/ Gina M. Conte
Notary Public
My Commission Expires:

NOTARY PUBLIC	GINA M. CONTE
STATE OF FLORIDA	MY COMMISSION # EE160283
EXPIRES January 17, 2016
FloridaNotaryService.com

ALL ABOARD FLORIDA – OPERATIONS LLC

ATTEST:	By:	/s/ Mike Reininger
Printed Name:	Printed Name:	Mike Reininger
Title:	Title:	President & CDO

Date: September 23, 2014

TWO WITNESSES:

/s/ Maria Bello
Printed Name:	Maria Bello

/s/ Jessica Alvarez
Printed Name:	Jessica Alvarez

STATE OF FLORIDA	)
COUNTY OF MIAMI-DADE	)

The foregoing instrument was acknowledged before me this 23rd day of September, 2014, by Mike Keinnger,asPresident of All Aboard Florida – Operations LLC, a Delaware limited liability company, on behalf of the limited liability company. He/She is personally known to me or produced a valid driver’s license as identification.

Notary Public /s/ Maria Bello
Print name: /s/ Maria Bello
My commission expires:

MARIA BELLO
NOTARY PUBLIC	MY COMMISSION # FF 089583
STATE OF FLORIDA	EXPIRES: February 11, 2018
Bonded Thru Notary Public Underwriters

JOINDER

The City of Orlando hereby joins in the Orlando International Airport Premises Lease and Use Agreement dated 9/29, 2014 between the Greater Orlando Aviation Authority and All Aboard Florida - Operations LLC, solely to acknowledge the City’s consent to the term of the Lease.

Dated: 9/29, 2014.

CITY OF ORLANDO
ATTEST:
/s/ Elizabeth Davidson	By:	/s/ Robert Stuart
Asst City Clerk	Name:	Robert Stuart
	Title:	Mayor Pro Tem

[OFFICIAL SEAL]

STATE OF FLORIDA
COUNTY OF ORANGE

Before me, the undersigned authority, duly authorized under the laws of the State of Florida to take acknowledgments, this day personally appeared Robert Stuart and Beth Davidson respectively Mayor Pro Tem and Asst City Clerk of the City of Orlando, who are personally known to me to be the individuals and officers described in and who executed the foregoing instrument on behalf of said City of Orlando, and severally acknowledged the execution thereof to be their free act and deed as such officers and that they were duly authorized so to do.

In witness whereof, I have hereunto set my hand and official seal at Orlando, in the County of Orange, State of Florida, this 29 day of September, 2014.

/s/ Carolyn A. Skuta
Notary Public
My commission expires:

NOTARY PUBLIC	CAROLYN A. SKUTA
STATE OF FLORIDA	Notary Public - State of Florida
My Comm. Expires Apr 4, 2017
Commission # EE 858548
Bonded Through National Notary Assn